Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT THIRD QUARTER RESULTS

St. Paul, Minnesota. (November 1, 2006) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its third quarter ended September 30, 2006.  Net sales for the third quarter of 2006 were $3.3 million, an increase of 87% from net sales of $1.8 million for the third quarter of 2005.  Net loss was $1.9 million or $0.06 per share in the third quarter of 2006, compared to net loss of $1.0 million or $0.04 per share in the comparable prior year period.  The current quarter’s net loss of $1.9M included $1.4 million of non-cash debt conversion expense from the 10% subordinated convertible debt.

Net sales for the nine-months ended September 30, 2006 were $9.3 million, an increase of 85% from net sales of $5.0 million in the prior year.  The net loss for the nine-month period of 2006 was $3.0 million, or $0.10 per share, compared to a net loss of $3.6 million, or $0.14 per share in the prior year.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented, “Our third quarter revenue continued to demonstrate the sales strength that was experienced in the previous first two quarters of 2006, by exceeding like quarters of 2005 by over 85%.  In addition, bookings continued strong as noted in our recent announcement of a $1.2M, multi-unit order scheduled to be shipped in Q4 of 2006.  The 3rd Quarter MCT financial performance was substantially impacted by two major factors:  (1) A non-cash debt conversion expense of $1.4M associated with the conversions to stock of over $2.1M of convertible debt and (2) a known low gross margin experience on a key new product installation.”

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

MCT, Inc. (Third Quarter 2006) - Page Two

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2005.

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MCT, Inc. (Third Quarter 2006) - Page Three

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	Sep 30,	Sep 24,	Sep 30,	Sep 24,
	2006	2005	2006	2005

Net sales	$3,279	$1,758	$9,330	$5,040
Cost of sales	1,770	984	4,570	2,910

Gross profit	1,509	774	4,760	2,130
Gross margin	46.0%	44.0%	51.0%	42.3%

Selling, general and administrative	1,074	945	3,058	3,221
Research and development cost	487	435	1,530	1,514
Restructuring charge	0	40	0	106
Total operating expenses	1,561	1,420	4,588	4,841

Operating income (loss)	(52)	(646)	172	(2,711)

Interest and other	(1,827)	(346)	(3,113)	(890)

Net income (loss)	$(1,879)	$(992)	$(2,955)	$(3,601)

Net income (loss) per share:
Basic	$(0.06)	$(0.04)	$(0.10)	$(0.14)
Diluted	$(0.06)	$(0.04)	$(0.10)	$(0.14)

Weighted average shares outstanding:
Basic	31,141	26,187	28,619	25,776
Diluted	31,141	26,187	28,619	25,776

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Sep 30,	Dec. 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$171	$77
Accounts receivable, net	2,494	1,661
Inventories, net	2,385	2,194
Other current assets	209	169
Total current assets	5,259	4,101

Property, net	108	148

Debt issue costs and other, net	298	297

Total assets	$5,665	$4,546

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$350	$425
Bank line of credit	3,393	2,630
Accrued liabilities	1,151	1,101
Current portions of long-term obligations	2,054	133
Total current liabilities	6,948	4,289

Long-term debt	3,837	3,683
10% senior subordinated convertible debt	—	3,630

Total stockholders’ deficit	(5,120)	(7,056)

Total liabilities and stockholders’ deficit	$5,665	$4,546